Exhibit 99.1

Media and Investor contact:

Chris Bona

312.292.5025

investorinfo@ryerson.com

Ryerson Announces Second Quarter 2014 Results

Solid Momentum Through First Six Months

Highlights

•	Second quarter sales of $932 million, up 6.5 percent sequentially and 2.7 percent year-over-year.

•	Net income attributable to Ryerson Holding Corporation increases to $2.6 million compared to $1.6 million in the first quarter of 2014 and $0.5 million in the second quarter of 2013.

•	Second quarter Adjusted EBITDA, excluding LIFO, of $62.0 million, an increase of 17 percent sequentially and 53 percent year-over-year.

(Chicago, IL – August 14, 2014) – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and processor of metals, today reported results for the second quarter of 2014.

Revenues for the second quarter were $932 million, an increase of 2.7 percent year-over-year and 6.5 percent sequentially. The period benefited from higher prices, which were up 1.9 percent from the first quarter of 2014, and 2.9 percent from the year-ago period. The company also saw indications of a recovery in metals demand with a 2.9 percent sequential increase in tons shipped per day.

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Ryerson Announces Second Quarter 2014 Results, page 2

Gross margin was 16.6 percent for the second quarter of 2014, compared to 17.5 percent in the year-ago period and 16.9 percent in the first quarter of 2014. Excluding LIFO, gross margins increased to 18.0 percent, up from 16.1 percent in the second quarter of 2013 and 17.9 percent in the first quarter of 2014. A reconciliation of gross margins, excluding LIFO to gross margin is included below in this news release.

Net income attributable to Ryerson Holding Corporation was $2.6 million, up from $0.5 million in the second quarter of 2013 and $1.6 million in the first quarter of 2014.

Adjusted EBITDA, excluding LIFO was $62.0 million for the second quarter of 2014, up 53.1 percent year-over-year and 16.5 percent sequentially. The Company’s Adjusted EBITDA margin, excluding LIFO increased to 6.7 percent in the second quarter of 2014, compared to 4.5 percent in the year ago period, and 6.1 percent in the first quarter of 2014. A reconciliation of Adjusted EBITDA, excluding LIFO figures to net income attributable to Ryerson Holding Corporation is included in this news release.

Working capital was $735 million in the second quarter of 2014, down 2.6 percent from the prior quarter and down 3.9 percent from the second quarter 2013.

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Ryerson Announces Second Quarter 2014 Results, page 3

“We are pleased with our results in the quarter, which benefitted from higher metal prices and signs of improving demand,” said Mike Arnold, Ryerson’s president and chief executive officer. “We are capturing the benefits of our corporate transformation, as seen in continued improvements in gross margin excluding LIFO, expense leverage and working capital management. Moreover, we have positioned the company to leverage its scale and competitive advantages, and have generated four consecutive quarters of year-over-year gains in Adjusted EBITDA, excluding LIFO.”

Six Month Performance

For the first six months of 2014, revenues of $1.8 billion increased 0.4 percent from the first six months of 2013. Net income attributable to Ryerson Holding Corporation was $4.2 million compared to net income $6.1 million for the same period of 2013. Adjusted EBITDA excluding LIFO increased to $115 million in the first half of 2014, compared to $86 million in the first half of 2013. Adjusted EBITDA, excluding LIFO was up 34 percent in the first six months of 2014, compared to the year ago period.

Initial Public Offering

Ryerson Holding Corporation completed its initial public offering, pricing 11 million shares at $11 per share on August 7, 2014. Approximately $111 million of the proceeds will be used to retire debt.

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Ryerson Announces Second Quarter 2014 Results, page 4

Earnings Call Information

The company will host a conference call to discuss second quarter 2014 results on Wednesday, August 20 at 10 a.m. Eastern Time. Participants may access the conference call by dialing (719) 457-2621 and using conference ID 1701353. The call will also be broadcast live in the Investor Relations section of the company’s Internet site, www.ir.ryerson.com. A replay will be available on the site for 90 days.

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves several industries including oil and gas, industrial equipment, transportation equipment, heavy equipment and electrical machinery. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 4,000 employees in more than 100 locations. Visit Ryerson at www.ryerson.com.

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations regarding certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in Amendment No. 23 to our Registration Statement on Form S-1, filed August 7, 2014 and in the our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

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RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data—Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2014		2013	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2014	2013
NET SALES	$931.5	$874.4	$906.9	$1,805.9	$1,798.0
Cost of materials sold	777.1	726.7	748.4	1,503.8	1,483.7

Gross profit	154.4	147.7	158.5	302.1	314.3
Warehousing, delivery, selling, general and administrative	120.2	117.8	121.4	238.0	243.0
Restructuring and other charges	—	—	2.1	—	2.1
Impairment charges on fixed assets and goodwill	—	—	6.8	—	7.7

OPERATING PROFIT	34.2	29.9	28.2	64.1	61.5
Other income and (expense), net	(1.7)	2.0	2.0	0.3	3.2
Interest and other expense on debt	(27.5)	(27.4)	(27.8)	(54.9)	(56.2)

INCOME BEFORE INCOME TAXES	5.0	4.5	2.4	9.5	8.5
Provision for income taxes	2.5	3.1	2.2	5.6	3.1

NET INCOME	2.5	1.4	0.2	3.9	5.4
Less: Net loss attributable to noncontrolling interest	(0.1)	(0.2)	(0.3)	(0.3)	(0.7)

NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$2.6	$1.6	$0.5	$4.2	$6.1

EARNINGS PER SHARE
Basic and diluted	$0.13	$0.08	$0.02	$0.20	$0.29

Shares outstanding—basic and diluted	21.0	21.0	21.3	21.0	21.3
Supplemental Data :
Tons shipped (000)	529	506	530	1,035	1,040
Shipping days	64	63	64	127	127
Average selling price/ton	$1,761	$1,728	$1,711	$1,745	$1,729
Gross profit/ton	292	292	299	292	302
Operating profit/ton	65	59	53	62	59
LIFO expense (income)/ton	26	18	(24)	22	(16)
LIFO expense (income)	$13.7	$9.2	$(12.7)	$22.9	$(17.1)
Depreciation and amortization expense	11.6	10.8	11.5	22.4	22.7
Cash flow from operating activities	(15.6)	25.1	21.7	9.5	51.4
Capital expenditures	(4.8)	(3.4)	(6.5)	(8.2)	(10.5)

See Schedule 1 for EBITDA, Adjusted EBITDA and gross profit reconciliations

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA  and Gross profit to Gross profit excluding LIFO

(Dollars in millions)

	2014		2013	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2014	2013
Net income attributable to Ryerson Holding Corporation	$2.6	$1.6	$0.5	$4.2	$6.1
Interest and other expense on debt	27.5	27.4	27.8	54.9	56.2
Provision for income taxes	2.5	3.1	2.2	5.6	3.1
Depreciation and amortization expense	11.6	10.8	11.5	22.4	22.7

EBITDA	$44.2	$42.9	$42.0	$87.1	$88.1
Reorganization	0.4	1.0	4.4	1.4	6.4
Advisory services fee	1.2	1.3	1.2	2.5	2.5
Foreign currency transaction (gains) losses	2.2	(2.2)	(1.8)	—	(2.9)
Impairment charges on fixed assets and goodwill	—	—	6.8	—	7.7
Purchase consideration	0.8	0.8	0.8	1.6	1.6
Other adjustments	(0.5)	0.2	(0.2)	(0.3)	(0.3)

Adjusted EBITDA	$48.3	$44.0	$53.2	$92.3	$103.1

Adjusted EBITDA	$48.3	$44.0	$53.2	$92.3	$103.1
LIFO expense (income)	13.7	9.2	(12.7)	22.9	(17.1)

Adjusted EBITDA, excluding LIFO expense (income)	$62.0	$53.2	$40.5	$115.2	$86.0

Net sales	$931.5	$874.4	$906.9	$1,805.9	$1,798.0
Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	6.7%	6.1%	4.5%	6.4%	4.8%

Gross profit	$154.4	$147.7	$158.5	$302.1	$314.3
LIFO expense (income)	13.7	9.2	(12.7)	22.9	(17.1)

Gross profit, excluding LIFO expense (income)	$168.1	$156.9	$145.8	$325.0	$297.2

Gross margin, excluding LIFO expense (income)	18.0%	17.9%	16.1%	18.0%	16.5%

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on fixed assets and goodwill, reorganization expenses and the payment of management fees. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income) do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit plus LIFO expense (or minus LIFO income), divided by net sales. We have excluded LIFO expense (income) from the gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.